Exhibit 8.1

Reed Smith LLP Reed Smith Centre 225 Fifth Avenue Pittsburgh, PA 15222-2716 +1 412 288 3131 Fax +1 412 288 3063 reedsmith.com

November 19, 2013

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of June 13, 2013 (the “Merger Agreement”) between F.N.B. Corporation, a Florida corporation (“FNB”), and BCSB Bancorp, Inc., a Maryland corporation (“BCSB”), BCSB is to merge with and into FNB with FNB surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

We have acted as special counsel to FNB in connection with the Merger. We are providing our opinion regarding certain federal income tax consequences of the Merger for inclusion in the registration statement on Form S-4 being filed concurrently by FNB with the Securities and Exchange Commission. For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Merger Agreement;

2.	The registration statement of FNB on Form S-4, being filed on November 19, 2013 with the Securities and Exchange Commission with respect to the FNB Common Stock to be issued to the common stockholders of BCSB in connection with the Merger (the “Registration Statement”), and the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/ Prospectus”);

3.	The representations made to us by FNB in its letter to us dated November 19, 2013;

4.	The representations made to us by BCSB in its letter to us dated November 19, 2013; and

5.	Such instruments and documents related to the formation, organization and operation of FNB and BCSB and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

NEW YORK  ¿  LONDON  ¿  HONG KONG  ¿  CHICAGO  ¿  WASHINGTON, D.C.  ¿  BEIJING  ¿  PARIS   ¿

LOS ANGELES  ¿  SAN FRANCISCO  ¿  PHILADELPHIA  ¿  SHANGHAI  ¿  PITTSBURGH

MUNICH  ¿  ABU DHABI  ¿  PRINCETON  ¿  NORTHERN VIRGINIA  ¿  WILMINGTON  ¿

SILICON VALLEY  ¿  DUBAI  ¿  CENTURY CITY  ¿  RICHMOND  ¿  GREECE  ¿  OAKLAND

F.N.B. Corporation

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of the statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with, and (vii) that the Merger will be effective under applicable state law.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that (i) for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the discussion contained in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described therein, fairly summarizes the federal income tax consequences that are material to a BCSB stockholder who holds shares of BCSB common stock as a capital asset.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Our opinion expressed herein is based upon the Code, the Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

F.N.B. Corporation

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “Material U.S. Federal Income Tax Consequences of the Merger” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

     /s/ Reed Smith LLP

LNH/dh